Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

        We hereby consent to the incorporation by reference to information from our reports in the Form 10-K of Magnum Hunter Resources, Inc. (the “Company”) for the year ended December 31, 2003 into the Company’s (i) registration statement on Form S-3 (Registration No. 333-109188) and to the references to us in the prospectus supplement forming a part of such registration statement; (ii) registration statement on Form S-3 (Registration No. 333-114256); (iii) registration statement on Form S-3 (Registration No. 333-83376); (iv) registration statement on Form S-3 (Registration No. 333-84650); and (v) registration statements on Form S-8 (Registration Nos. 333-112037, 333-67636, 333-65738 and 333-44490).

Sincerely, Cawley, Gillespie & Associates, Inc. /s/ ROBERT RAVNAAS Robert D. Ravnaas, P.E. Executive Vice President June 23, 2004